Form of	Exhibit (g)(5)
LETTER AGREEMENT
August 24, 2011
Mr. Matthew Kelly
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Kelly:
This letter is to notify you that Janus Aspen Series (the “Trust”) changed the name of Modular Portfolio Construction Portfolio to Dynamic Allocation Portfolio (the “Portfolio”) effective July 1, 2010 and will further change the name of Dynamic Allocation Portfolio to Moderate Allocation Portfolio effective on August 31, 2011. The Trust requests confirmation that all references to Modular Portfolio Construction Portfolio in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with Moderate Allocation Portfolio, and that State Street will continue to act as custodian for the Portfolio under the terms of the Custodian Contract.
Please note that this Letter Agreement supersedes the Letter Agreement dated August 17, 2010 and amends the effective date of the name change to Dynamic Allocation Portfolio from September 15, 2010 to July 1, 2010.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ASPEN SERIES

By:
Stephanie Grauerholz-Lofton
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this ___day of                     , 2011.